Exhibit 3.1

Fidelity Core Real Estate FUND

AMENDED AND RESTATED DECLARATION OF TRUST

Dated AUGUST 20, 2026

This AMENDED AND RESTATED DECLARATION OF TRUST is made as of the date set forth above by the undersigned trustee of the Trust formed hereby (the “Trust”). Capitalized terms used but not defined in Articles I through XVI herein shall have the meanings given to them in Article XVII herein.

ARTICLE I

FORMATION; CERTIFICATE OF TRUST

The Trust is a statutory trust within the meaning of the Maryland Statutory Trust Act, as amended from time to time (the “Act”). The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation, but nothing herein shall preclude the Trust from being treated for tax purposes as a partnership, association, corporation or real estate investment trust or being disregarded for tax purposes as an entity separate from its owner under the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The undersigned has formed the Trust by filing a Certificate of Trust with the State Department of Assessments and Taxation of Maryland (as amended, restated or corrected from time to time, the “Certificate”). The governing instrument of the Trust, as that term is defined in the Act, shall be this Amended and Restated Declaration of Trust, as it may hereafter be amended or restated (the “Declaration of Trust”).

ARTICLE II

NAME

The name of the Trust is “Fidelity Core Real Estate Fund.” The Trustee (as defined below) may cause the Trust to use any other designation or name for the Trust.

ARTICLE III

PURPOSES AND POWERS

Section 1. Purposes. The purposes for which the Trust is formed are to engage in any lawful act or activity for which a statutory trust may be formed under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”).

Section 2. Powers. The Trust shall have all of the powers granted to statutory trusts by the Act and all other powers that are not inconsistent with law and are appropriate to promote and attain the purposes of the Trust set forth in this Declaration of Trust.

ARTICLE IV

RESIDENT AGENT; Principal Office

The name and address of the resident agent of the Trust in the State of Maryland are The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, Maryland 21903-2264, or such other name and address as may be determined by the Trustee or any officer of the Trust. The resident agent is a Maryland corporation. The address of the Trust’s principal office in the State of Maryland is The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, Maryland 21903-2264, or such other place as may be determined by the Trustee or any officer of the Trust. The Trust may have such offices or places of business within or outside the State of Maryland as the Trustee may from time to time determine.

ARTICLE V

TRUSTEE

Section 1. Powers. Subject only to any limitations expressly set forth in the Certificate or this Declaration of Trust, (a) the business and affairs of the Trust shall be managed exclusively by or under the direction of a single trustee, who shall be appointed and shall serve in accordance with this Declaration of Trust (the “Trustee”), (b) the Trustee shall have full, exclusive and absolute power, control and authority over the business and affairs of the Trust and any and all property of the Trust, and no beneficial owner of the Trust (each, a “Shareholder” and, collectively, the “Shareholders”) shall have any right to participate in or exercise control or management power over the business and affairs of the Trust, and (c) the Trustee shall have the exclusive power to take or authorize any action within the powers of the Trust under the Act, the Certificate and this Declaration of Trust including, without limitation, the power to authorize or approve any action that would otherwise require the approval of one or more Shareholders under the Act. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Trustee. The enumeration and definition of particular powers of the Trustee included in this Declaration of Trust shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this Declaration of Trust or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Trustee under the general laws of the State of Maryland or any other law. Any determination regarding any matter within the powers of the Trustee or any construction of the Certificate or this Declaration of Trust (including any construction of the Certificate or this Declaration of Trust regarding the scope of the powers of the Trustee) made in good faith by the Trustee shall be conclusive.

The Trustee, without any action by the Shareholders, shall have and may exercise, on behalf of the Trust, without limitation, the power to elect or appoint officers or other agents of the Trust; to solicit proxies from Shareholders; to authorize the issuance of beneficial interests in the Trust in one or more classes and series; to authorize the declaration and payment of distributions; to cause the Trust to elect to qualify as a REIT and take such actions as may be necessary or appropriate to maintain such qualification; to cause the Trust to cease to qualify, or attempt to qualify, as a REIT; and to do any other act and authorize the Trust to do any other act or enter into any agreement or other document necessary or appropriate to exercise the powers or effectuate the purposes of the Trust.

Section 2. Execution of Documents. Subject only to any limitations expressly set forth in the Certificate or this Declaration of Trust, the Trustee shall have the power, and shall have the power to authorize any officer, employee or other agent of the Trust, to execute and deliver any affidavit, agreement, certificate, consent, instrument, notice, power of attorney or other writing or document in the name and on behalf of the Trust, without any further act, approval or consent of any Shareholder. Any affidavit, agreement, certificate, consent, instrument, notice, power of attorney or other writing or document shall be valid and binding upon the Trust when executed by the Trustee or when authorized or ratified by all necessary Trust action and, in the absence of any specific action to the contrary by the Trustee, executed by the chief executive officer or the president of the Trust, if any is appointed, or by any other person authorized by the Trustee. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Trust shall be signed by the Trustee or, in the absence of any specific action to the contrary by the Trustee, by the chief executive officer, the president, the chief financial officer or the treasurer of the Trust, if any is appointed, or by any other person authorized by the Trustee. All funds of the Trust not otherwise employed shall be deposited or invested from time to time to the credit of the Trust as the Trustee or, in the absence of any specific action to the contrary by the Trustee, the chief executive officer, the president, the chief financial officer or the treasurer of the Trust, if any is appointed, or any other person designated by the Trustee may authorize. The execution and delivery of any document or the taking of any action by the Trustee (and, if the Trustee is an entity, by any duly-authorized officer or agent of the Trustee, in the name and on behalf of the Trustee) shall conclusively evidence the approval thereof by the Trustee and the Trustee’s authority therefor, without the need for any separate action, consent or resolutions of the Trustee.

Section 3. Initial Trustee; Number of Trustees; Qualification. The undersigned shall serve as the Trustee in accordance with this Declaration of Trust. The Trust shall have, from time to time, one Trustee, and the Trustee may be a legal entity or an individual.

Section 4. Term. The Trustee shall serve until its resignation or removal in accordance with the terms hereof. If for any reason the Trustee ceases to be a Trustee, such event shall not terminate the Trust or affect this Declaration of Trust (subject to a removal of the Trustee in accordance with Section 6 of this Article V).

Section 5. Resignation. The Trustee may resign, effective upon delivery of notice of such resignation to the Trust, or at any future date specified in the resignation. In connection with its resignation, the Trustee may appoint its successor.

Section 6. Removal. The Trustee may be removed by the affirmative vote of Shareholders entitled to cast at least seventy-five percent (75%) of the votes entitled to be cast and not held by Fidelity Persons upon the occurrence of a Cause Event. The removal of the Trustee pursuant to this Section 6 of Article V shall constitute a Dissolution Event for purposes of Article XIII, Section 2; provided, however, that a Dissolution Event shall not occur and the Trust shall not be required to be dissolved by reason of such removal if, within ninety (90) days after the date of such removal, Shareholders entitled to cast at least a majority of the votes entitled to be cast and not held by Fidelity Persons agree to continue the business of the Trust and to the election, effective as of the date of such removal, of a replacement Trustee.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

Section 1. Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the “Shares”). The Trust has authority to issue an unlimited number of Class I common shares of beneficial interest (previously designated as common shares of beneficial interest), which shall be without par value (“Class I Common Shares”), an unlimited number of Class S common shares of beneficial interest, which shall be without par value (“Class S Common Shares”), and an unlimited number of Class F common shares of beneficial interest, which shall be without par value (“Class F Common Shares” and, together with the Class I Common Shares and Class S Common Shares, the “Common Shares”). Subject to the provisions of Article VII and the terms of any class or series of Shares at the time outstanding, the Trustee may, by amendment to this Article VI and without any action by the Shareholders, classify or reclassify any unissued Shares from time to time and set or change the number, par value, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the class or series of Shares. If Shares of one class or series are classified or reclassified into Shares of another class or series pursuant to this Article VI, then, except to the extent that the Trust is authorized to issue an unlimited number of Shares of any such class or series, the number of authorized Shares of the former class or series shall be automatically decreased and the number of authorized Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified.

Section 2. Authorization by Trustee of Share Issuance. The Trustee may authorize or cause the Trust to issue from time to time Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration, whether in cash, property, past or future services, obligation for future payment or otherwise, or without consideration (including in connection with a Share split or distribution of Shares), determined by the Trustee, subject to such restrictions or limitations, if any, as may be set forth in the Certificate or this Declaration of Trust.

Section 3. Voting Rights. Except as may otherwise be specified in the terms of any class or series of Shares or as set forth herein, each Share shall entitle the holder thereof to one vote on each matter upon which holders of Shares are entitled to vote. The holders of Shares shall vote together as a single class on all actions to be taken by the Shareholders; provided, however, that the holders of each class of Shares shall have exclusive voting rights on any amendment of this Declaration of Trust (including the terms of such class of Shares) that requires the consent or approval of the Shareholders but would alter only the contract rights of such class of Shares and no holders of any other class or series of Shares shall be entitled to vote thereon. Except to the extent that the Trust directly or indirectly owns Shares in a fiduciary capacity, neither the Trust nor any entity of which the Trust is entitled to exercise a majority of the outstanding voting power may vote on any matter, and Shares held by the Trust or any such entity shall not be counted in determining the total number of votes entitled to be cast on any matter or at any time. Subject to the terms of any class or series of Shares then outstanding limiting or expanding the voting rights of such Shares, Shareholders shall be entitled to vote only on the following matters:

(a) the removal of the Trustee upon a Cause Event as provided in Article V;

(b) the continuation of the business of the Trust and the election of a replacement Trustee following the removal of a Trustee as provided in Article V;

(c) the election of a successor Trustee if there is no Trustee as provided in Article VIII;

(d) the amendment of this Declaration of Trust, to the extent provided for in Article XI;

(e) the merger or consolidation of the Trust, to the extent provided for in Article XII; and

(f) such other matters that the Trustee has declared to be advisable and submitted to the Shareholders for approval or ratification.

Except with respect to the foregoing matters, no action taken by the Shareholders shall in any way bind the Trust or the Trustee. Unless a different proportion is specified in the Certificate or this Declaration of Trust (and notwithstanding any different proportion of votes that may be specified in the Act to approve any matter), the affirmative vote of a majority of the votes cast at a meeting of Shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter that may properly come before the Shareholders at such meeting.

Section 4. Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up or any distribution of the assets of the Trust, the aggregate assets of the Trust available for distribution to holders of the Shares shall be determined in accordance with applicable law. Immediately before any liquidation, dissolution or winding up or any distribution of the assets of the Trust pursuant to a plan of liquidation, dissolution or winding up, Class S Common Shares shall automatically convert to Class I Common Shares at the Class S Conversion Rate and Class F Common Shares shall automatically convert to Class I Common Shares at the Class F Conversion Rate. Following such conversion, the aggregate assets of the Trust available for distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares, ratably with each other holder of Class I Common Shares, which shall include all converted Class S Common Shares and Class F Common Shares, in such proportion as the number of outstanding Class I Common Shares held by such holder bears to the total number of outstanding Class I Common Shares then outstanding.

Section 5. Conversion of Class S Common Shares and Class F Common Shares. Each Class S Common Share and Class F Common Share held in a Shareholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares equal to the Class S Conversion Rate or Class F Conversion Rate, respectively, on the earliest of (a) a Listing of Class I Common Shares, (b) a merger or consolidation of the Trust with or into another entity or the sale or other disposition of all or substantially all of the Trust’s assets, as a result of which Shareholders receive, or have the option to receive, cash, securities redeemable for cash and/or securities of another issuer that are publicly registered or listed on a national securities exchange other than in connection with a Public REIT Conversion, or (c) solely with respect to the Class S Common Shares, the end of the month in which the Dealer Manager, in conjunction with the Trust’s transfer agent, determines that total upfront Selling Commissions and Shareholder Servicing Fees paid with respect to the Class S Common Shares held by such Shareholder would exceed any applicable limit set by a participating broker-dealer set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer at the time such Class S Common Shares were issued.

Section 6. Conversion of Class I Common Shares to Class F Common Shares. If the Trust has accepted subscription orders from a Financial Intermediary (on behalf of the Clients of such Financial Intermediary) for Class I Common Shares with aggregate gross proceeds to the Trust of $25,000,000 (measured based on the actual price paid for the Class I Common Shares when sold, and excluding, for the avoidance of doubt, any Class I Common Shares issued pursuant to a Reinvestment Plan), each of the Class I Common Shares held by the Clients of such Financial Intermediary (inclusive of any Class I Common Shares issued to such Clients pursuant to a Reinvestment Plan) shall automatically and without any further action on the part of the holder thereof convert into a number of Class F Common Shares equal to the Class I Conversion Rate, effective as of the immediately following monthly closing date for the sale of Common Shares in the Private Offering. The conversion of Class I Common Shares into Class F Common Shares pursuant to this Section 6 shall automatically terminate once an aggregate of $500,000,000 in Class F Common Shares (measured based on the aggregate purchase (or conversion, as applicable) price paid for each outstanding Class F Common Share) have been issued by the Trust (inclusive of Class F Common Shares issued upon the conversion of Class I Common Shares pursuant to this Section 6 and direct sales of Class F Common Shares, but excluding for such purposes Class F Common Shares sold pursuant to a Reinvestment Plan).

Section 7. Dividends and Distributions. The Trustee may from time to time authorize or cause the Trust to pay such dividends or other distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Trustee shall determine. Before payment of any dividends or other distributions, there may be set aside out of any funds of the Trust available for dividends or other distributions such amounts as the Trustee may from time to time reserve for any Trust purpose, and the Trustee may modify or abolish any such reserve. Shareholders shall have no right to any dividend or other distribution unless and until authorized by the Trustee and declared by the Trust, and then only at the time and in the amount and form authorized by the Trustee. Any action by the Trustee to cause the Trust to declare or pay any dividend or other distribution shall be conclusive evidence of the authorization by the Trustee of such distribution. The exercise of the powers and rights of the Trustee pursuant to this Section 7 shall be subject to the terms of any class or series of Shares at the time outstanding. The Trustee may from time to time establish, in its sole discretion, a plan or plans pursuant to which distributions payable to Shareholders may be reinvested into additional Shares.

Section 8. General Nature of Shares. All Shares shall be personal property entitling the Shareholders only to those rights provided in this Declaration of Trust. The rights of all Shareholders and the terms of all Shares are subject to the provisions of the Certificate and this Declaration of Trust. The Shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a Shareholder shall not terminate the Trust. The Trust is entitled to treat as Shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust. Notwithstanding any other provision in this Declaration of Trust, no determination shall be made by the Trustee nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code. Each Share, whether or not evidenced by a certificate, shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Maryland Uniform Commercial Code (including Section 8‑102(a)(15) thereof) as in effect and as it may be amended or superseded from time to time, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 or any successor uniform act or law in effect in the State of Maryland from time to time.

Section 9. Certificates. Except as may be otherwise provided by the Trustee, Shareholders are not entitled to certificates evidencing the Shares. In the event that the Trust issues Shares evidenced by certificates, such certificates shall be in any form approved by the Trustee or any officer of the Trust and shall be signed by the Trustee or one or more officers of the Trust. In the event that the Trust issues Shares without certificates, the Trust may provide to the record holders of such Shares such information as the Trustee or any officer of the Trust determines to be necessary or advisable. The issuance of Shares in uncertificated form shall not affect Shares already evidenced by a certificate until the certificate is surrendered to the Trust. There shall be no differences in the rights and obligations of Shareholders based on whether or not their Shares are evidenced by certificates (other than the obligation of the holder of a certificate evidencing any outstanding Shares to surrender such certificate in connection with the transfer or cancellation of any such Shares). The Trustee or any officer of the Trust may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Trust alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, that, if such Shares have ceased to be certificated, no new certificate shall be issued. Unless otherwise determined by the Trustee or any officer of the Trust, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Trust a bond in such sums as it may direct as indemnity against any claim that may be made against the Trust.

Section 10. Transfers.

Section 10.1 A Shareholder may Transfer its Shares without the consent or approval of the Trustee; provided, however, that, without the prior consent of the Trustee, which consent may be withheld in its sole and absolute discretion, no Transfer of Shares may be made if:

(i) the Transfer would violate the restrictions on ownership and Transfer of Shares set forth in Article VII or otherwise cause the Trust to cease to qualify as a REIT; or

(ii) the Transfer would violate the terms and conditions of any federal or state securities laws or other law, rule or regulation applicable to the Transfer or the transferring Shareholder.

The Trustee may, in its sole and absolute discretion, condition any Transfer described in clauses (i) or (ii) above on the receipt of an opinion of counsel (satisfactory to the Trustee as to the opinion and counsel), documentation and information as the Trustee may reasonably request.

Section 10.2 Subject to the terms of this Article VI, all Transfers of Shares shall be made on the books of the Trust, by the holder of the Shares, in person or by the Shareholders attorney, in such manner as the Trustee or any officer of the Trust may prescribe and, if such Shares are evidenced by certificates, upon surrender of such certificates duly endorsed for Transfer. The issuance of a new certificate upon the Transfer of certificated Shares is subject to any determination by the Trustee that such Shares shall no longer be evidenced by certificates. Upon the Transfer of any uncertificated Shares, the Trust may provide to the record holder of such Shares such information as the Trustee or any officer of the Trust determines to be necessary or advisable.

Section 11. Share Ledger. The Trust shall maintain a share ledger containing the name, address and tax identification number of each Shareholder and the number of Shares of each class held by such Shareholder, in substantially the form (including any electronic form) approved by the Trustee or any officer of the Trust.

Section 12. Fractional Shares. The Trust may, without the consent or approval of any Shareholder, issue fractional Shares, eliminate any outstanding fraction of a Share by rounding up to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it or pay cash for the fair value of a fraction of a Share.

Section 13. Consent Dividends. If the Trustee determines that consent dividends within the meaning of Section 565 of the Code with respect to a taxable year are necessary or appropriate to insure or maintain the status of the Trust as a REIT or avoid the imposition of any federal income or excise tax, the Trustee may require the holders of Common Shares and any other Persons (as that term is defined in Article VII) to take any and all actions necessary or appropriate under the Code, any regulations promulgated thereunder, any court decision or any administrative positions of the United States Department of Treasury (including any United States Internal Revenue Service forms or other forms) to result in consent dividends sufficient to maintain REIT status and avoid federal income or excise tax for such taxable year.

Section 14. Share Redemptions.

Section 14.1 Shareholders shall have no ability or right to require the redemption of their Shares by the Trust or to otherwise withdraw from the Trust. Notwithstanding the foregoing, the Trustee may from time to time, in its sole discretion, establish the terms of a program or programs by which the Trust voluntarily repurchases Shares.

Section 14.2 The Trust shall have the right, in the sole and absolute discretion of the Trustee, to redeem any Shareholder’s outstanding Shares, in whole or in part, for any reason, including, without limitation, if it is determined by the Trustee in its sole and absolute discretion that such Shareholder’s continued ownership of Shares:

(i) would result in the Trust failing or ceasing to qualify as a REIT;

(ii) would result in all or any portion of the assets of the Trust constituting Plan Assets; or

(iii) would otherwise violate any law applicable to the Trust.

Any Shares redeemed by the Trust shall be purchased at a price per Share equal to (i) prior to the date that the Trust commences determining a net asset value (“NAV”), the gross purchase price originally paid for the redeemed Shares, and (ii) thereafter, the NAV per Share of the applicable class as of the applicable redemption date.

ARTICLE VII

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES

Section 1 Shares.

Section 1.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 3:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) Any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b) Transfer in Trust. If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 1.1(a)(i) or (ii),

(i) then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 1.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically Transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 2 of this Article VII, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

(ii) if the Transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 1.1(a)(i) or (ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 1.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

To the extent that, upon a transfer of Shares pursuant to this Section 1.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of Shares by a single Charitable Trust would violate the 100 shareholder requirement applicable to REITs), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VII.

Section 1.2 Remedies for Breach. If the Trustee shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 1.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 1.1 (whether or not such violation is intended), the Trustee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 1.1 shall automatically result in the Transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the trustee.

Section 1.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 1.1(a), or any Person who would have owned Shares that resulted in a Transfer to the Charitable Trust pursuant to the provisions of Section 1.1(b), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust’s status as a REIT.

Section 1.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a)
every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder or as otherwise required by the Trustee) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit, the Common Share Ownership Limit and the other restrictions set forth herein; and

(b)
each Person who is a Beneficial or Constructive Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in order to determine the Trust’s status as a REIT and to comply with the requirements of any taxing authority or any applicable law or regulation or governmental authority or to determine such compliance.

Section 1.5 Remedies Not Limited. Nothing contained in this Section 1 shall limit the authority of the Trustee to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders in preserving the Trust’s status as a REIT.

Section 1.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 1, Section 2 or any definition contained in this Declaration of Trust, the Trustee may determine the application of the provisions of this Section 1 or Section 2 with respect to any situation based on the facts known to it. In the event Section 1 or 2 requires an action by the Trustee and Declaration of Trust fails to provide specific guidance with respect to such action, the Trustee may determine the action to be taken so long as such action is not contrary to the provisions of Sections 1 or 2. Absent a decision to the contrary by the Trustee (which it may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 1.2) acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 1.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

Section 1.7 Exceptions.

(a) The Trustee may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Trustee determines, in its sole discretion, that such exemption will not cause the Trust to fail to qualify as a REIT under the Code; provided that

(i) the Trustee may require the Person seeking the exemption to make certain representations and/or undertakings;;

(ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Trustee obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Trust (or an entity owned or controlled by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Trustee, rent from such tenant would not adversely affect the Trust’s ability to qualify as a REIT, shall not be treated as a tenant of the Trust); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 1.1 through 1.6) will result in such Shares being automatically Transferred to a Charitable Trust in accordance with Section 1.1(b) and Section 2.

(b) Prior to granting any exception pursuant to Section 1.7(a), the Trustee may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Trustee in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Trustee may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 1.1(a)(ii), an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Trustee may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, (ii) unless the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder provide otherwise, at any time after the Excepted Holder no longer Beneficially Owns or Constructively Owns Shares in excess of the Aggregate Share Ownership Limit or the Common Share Ownership Limit or (iii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.

Section 1.8 Increase or Decrease in Aggregate Share Ownership and Common Share Ownership Limits. If the Trustee determines, in its sole discretion, that such modification will not cause the Trust to fail to qualify as a REIT under the Code, the Trustee may from time to time increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for one or more Persons and increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons. No decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit will be effective for any Person whose percentage of ownership in Shares is in excess of such decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, as applicable, until such time as such Person’s percentage of ownership in Shares equals or falls below the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit or unless the Person agrees to such decrease, but any further acquisition of Shares in excess of such percentage ownership of Shares will be in violation of the Common Share Ownership Limit and/or Aggregate Share Ownership Limit and, provided further, that the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Shares at any time during the period beginning on the first day of the last half of the first taxable year following the first taxable year with respect to which the Trust’s REIT election is effective and ending on the Restriction Termination Date.

Section 1.9 Legend. Any certificate representing Shares shall bear a legend describing the restrictions on ownership and transfer of Shares set forth in this Article VII. Instead of such a foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a Shareholder on request and without charge.

Section 2. Transfer of Shares in Trust.

Section 2.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 1.1(b) of this Article VII that would result in a Transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been Transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such Transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 1.1(b). The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 2.7.

Section 2.2 Status of Shares Held by the Charitable Trustee. Shares held by the Charitable Trustee shall continue to be issued and outstanding Shares. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.

Section 2.3 Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Shares have been Transferred to the Charitable Trustee shall be paid by the recipient of such dividend or other distribution to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or other distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been Transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole and absolute discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Shares have been Transferred to the Charitable Trustee and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible corporate action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Trust has received notification that Shares have been Transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other Shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of Shareholders.

Section 2.4 Sale of Shares by Charitable Trustee. Within 20 days of receiving notice from the Trust that Shares have been Transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 1.1(a) of this Article VII. Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 2.4. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (b) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 2.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Shares have been Transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 2.4, such excess shall be paid to the Charitable Trustee upon demand.

Section 2.5 Purchase Right in Shares Transferred to the Charitable Trustee. Shares Transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per Share equal to the lesser of (a) the price per Share in the transaction that resulted in such Transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 2.4. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner. The Trust may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 2.3 of this Article VII. The Trust may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary.

Section 2.6 Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (a) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 1.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Charitable Trustee before the automatic transfer provided in Section 1.1(b) shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment.

Section 3. NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 4. Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 5. Non-Waiver. No delay or failure on the part of the Trust or the Trustee in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Trustee, as the case may be, except to the extent specifically waived in writing.

Section 6. Severability. If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VIII

SHAREHOLDERS

Section 1. Meetings. There shall be no requirement to hold an annual meeting of the Shareholders in any year. The Trustee may cause the Trust to call meetings of the Shareholders to act on any matter that may properly be brought before the Shareholders and shall cause the Trust to call a meeting of the Shareholders to act on any matter that may properly be brought before the Shareholders upon the written request of Shareholders entitled to cast at least a majority of the votes entitled to be cast on such matter, stating the purpose of such meeting. If there is no Trustee, the officers of the Trust (or, if there are none then serving, any Shareholder) shall promptly call a special meeting of the Shareholders for the purpose of electing a successor Trustee. Any meeting of the Shareholders shall be held at the date, time and place as shall be fixed by the Trustee (or, if there is no Trustee, the officer of the Trust calling such meeting) and stated in the notice of the meeting. Except as specified herein, Shareholders are not entitled to call meetings of the Shareholders. The Trust shall cause notice of any meeting of the Shareholders, stating the time and place of the meeting, to be delivered to be delivered to each Shareholder entitled to vote at such meeting, and to each Shareholder not entitled to vote who is entitled to notice of the meeting, not less than ten nor more than ninety (90) days before such meeting. Notice of any meeting of Shareholders may be delivered in any manner permitted under the MGCL for the delivery of notice of a meeting of stockholders of a Maryland corporation. No business may be transacted at a meeting of the Shareholders except as specifically designated in the notice of the meeting.

Section 2. Quorum; Voting. At any meeting of Shareholders, the presence in person or by proxy of Shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter that may properly come before the meeting shall constitute a quorum; but this Section 2 shall not affect any requirement under any statute or this Declaration of Trust for the vote necessary for the approval of any matter. If a quorum is not established at any meeting of Shareholders, the chairman of the meeting may conclude the meeting or adjourn the meeting from time to time without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the meeting as originally notified. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise. A Shareholder may vote at a meeting of Shareholders in person or by proxy authorized by the Shareholder or the Shareholder’s duly authorized agent, in any manner permitted under Maryland law for the authorization of proxies by stockholders of a Maryland corporation. Such proxy or evidence of authorization of such proxy shall be filed with the Trust before or at the meeting. No proxy will be valid more than eleven months after its date unless otherwise provided in the proxy.

Section 3. Conduct of Meetings. At every meeting of the Shareholders, an individual designated by the Trustee or, in the absence of such designation or designated individual, the Trustee or, in the absence of the Trustee, a chairman chosen by the Shareholders entitled to cast a majority of the votes which all Shareholders present in person or by proxy are entitled to cast, shall act as chairman of the meeting, and an individual designated by the Trustee or, in the absence of such designation or designated individual, the secretary of the Trust, if one is appointed, or, in the secretary’s absence, a person appointed by the chairman of the meeting shall act as secretary of the meeting. The Trustee or the chairman of the meeting may permit Shareholders to participate in meetings of the Shareholders by means of a conference telephone or other communications equipment by which all individuals participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the Shareholders, are appropriate for the proper conduct of the meeting.

Section 4. Action by Shareholders without a Meeting. Any action required or permitted to be taken at a meeting of Shareholders may be taken without a meeting if a consent in writing or by electronic transmission of Shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of Shareholders at which all Shareholders are present and voting and setting forth the action is delivered to the Trust. The Trust shall give notice of any action taken by less than unanimous consent to each Shareholder entitled to notice promptly after the effective time of such action.

Section 5. Record Dates. The Trustee may set, in advance, a record date for the purpose of determining the Shareholders entitled to notice of or to vote at any meeting of Shareholders or determining the Shareholders entitled to receive payment of any dividend or distribution or the allotment of any other rights, or in order to make a determination of Shareholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of Shareholders, not less than ten (10) days before the date on which the meeting is to be held or the particular action requiring such determination of Shareholders of record is to be taken. If no record date is fixed, (a) the record date for the determination of Shareholders entitled to notice of or to vote at any meeting of Shareholders shall be at the close of business on the day on which the notice of the meeting is mailed and (b) the record date for the determination of Shareholders entitled to receive payment of a dividend or distribution or an allotment of any other rights shall be the close of business on the day on which the Trustee authorizes the dividend or allotment of rights.

ARTICLE IX

OFFICERS AND AGENTS

Section 1. General Provisions. The Trustee may, from time to time, appoint and remove officers, employees and other agents of the Trust, to serve at the pleasure of the Trustee, with such powers and duties as the Trustee may determine. The officers of the Trust may include a chief executive officer, a president, one or more vice presidents, a chief financial officer, a treasurer, a secretary, and such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Trust, if any, shall be appointed by the Trustee, except that the chief executive officer or president may from time to time appoint one or more vice presidents or other subordinate officers and remove any officer so appointed. The duties of the officers of the Trust shall be as set forth in this Declaration of Trust and as from time to time prescribed by the Trustee or, in the case of any officer other than the chief executive officer or president, the chief executive officer or president. Each officer shall serve until his or her successor is appointed and qualifies or until his or her death or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Appointment of an officer or agent shall not of itself create contract rights between the Trust and such officer or agent. In the absence of any other appointment of such officers, solely for the purpose of executing and attesting any amendment to the Certificate or any other document required by law to be executed and/or attested by one or more officers of the Trust, the most senior officer of the Trustee (or its general partner, if the Trustee is a partnership) shall be the chief executive officer and president of the Trust and any individual signing as such at the direction of the Trustee shall be the secretary of the Trust.

Section 2. Removal and Resignation. Any officer or agent of the Trust may be removed, with or without cause, by the Trustee, and any subordinate officer or agent of the Trust may be removed, with or without cause, by the chief executive officer or the president of the Trust, but any such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Trust may resign at any time by delivering his or her resignation to the Trustee, or to the chief executive officer, president or secretary of the Trust, if one is then appointed. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Trust.

Section 3. Compensation. The compensation (if any) of the officers of the Trust shall be fixed from time to time by or under the authority of the Trustee and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also the Trustee or an officer, employee or agent of the Trustee.

ARTICLE X

LIABILITY OF SHAREHOLDERS, TRUSTEES, OFFICERS,
EMPLOYEES AND AGENTS; DUTIES OF TRUSTEE AND OFFICERS

Section 1. Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the property or affairs of the Trust.

Section 2. Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a statutory trust, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 2 of Article X, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 2 of Article X, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

Section 3. Indemnification.

3.1 To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify and hold harmless the Trustee, the Investment Manager, any of their respective Affiliates, any officer, director, member, manager, partner, shareholder, employee, consultant or agent of any of the foregoing, and any other person who serves at the request of the Trustee on behalf of the Trust, including without limitation the Independent Client Representative (and any legal counsel, valuation agent or other service provider engaged by or on behalf of the Independent Client Representative) (each, an “Indemnified Person”), from and against any loss or damage incurred by any such Indemnified Person, for any act or omission or any alleged act or omission taken or suffered by each Indemnified Person (including, without limitation, any act or omission performed or omitted by such Indemnified Person in reasonable reliance upon, and in accordance with, the opinion or advice of experts, including, without limitation, legal counsel as to matters of law, accountants as to matters of accounting, or investment bankers or appraisers as to matters of valuation) in connection with the Trust or the Investments, including costs and reasonable attorneys’ fees, all judgments and claims and any amount expended in the settlement of, or defense of, any actual or threatened claim, proceeding or action; provided, however, that no such indemnification will be provided to any Indemnified Person with respect to any act or omission: (i) with respect to which a court of competent jurisdiction (or other similar tribunal) has issued a final, non-appealable decision, judgment or order or with respect to which such Indemnified Person has entered a plea of nolo contendere or its equivalent, as the case may be, that such Indemnified Person acted with bad faith or active or deliberate dishonesty, received an improper personal benefit in money, property or services, was grossly negligent, engaged in willful misconduct or fraud or, in the case of any criminal proceeding, had reasonable cause to believe that such Indemnified Person’s act or omission was unlawful, was grossly negligent, or engaged in willful misconduct or fraud, (ii) by such Indemnified Person that constitutes a willful and material breach of this Declaration of Trust (and such breach, if curable, was not cured within thirty (30) days after receipt of notice of such breach or thirty (30) days after such Indemnified Person becomes aware of such breach) and such breach of this Declaration of Trust has or is reasonably likely to have a material adverse effect on the Trust, or (iii) with respect to which a court of competent jurisdiction (or other similar tribunal) has issued a final, non-appealable decision, judgment or order that such Indemnified Person materially violated applicable U.S. federal or state securities laws and such violation has or is reasonably likely to have a material adverse effect on the Trust.

3.2 Expenses reasonably incurred by an Indemnified Person in defense or settlement of any claim, action or proceeding that may be subject to a right of indemnification hereunder (including, without limitation, attorneys’ fees and other costs and expenses) shall be advanced by the Trust promptly (subject to the terms of this Article X) upon receipt of an undertaking by, or on behalf, of such Indemnified Person to repay such amount to the extent that it shall be determined upon final decision, judgment or order that such Indemnified Person is not entitled to be indemnified hereunder. No advances shall be made by the Trust under this Article X without the prior written approval of the Trustee.

3.3 The satisfaction of any indemnification obligation pursuant to this Article X shall be from and limited to Trust assets, and no Shareholder shall have any personal liability on account thereof.

3.4 If an Indemnified Person is entitled to indemnification from another source or is entitled to recovery by insurance policies, such Indemnified Person shall diligently pursue such other source, provided that: (i) such obligation shall not in any manner limit such Indemnified Person’s right to seek indemnification or advances under this Declaration of Trust; and (ii) such Indemnified Person shall remit to the Trust any funds it recovers from any such other source to the extent it has been fully indemnified by the Trust for all losses it incurred.

3.5 Notwithstanding the foregoing, the Trust shall not indemnify an Indemnified Person in connection with a proceeding initiated by such Indemnified Person with respect to another Indemnified Person or a proceeding initiated by another Indemnified Person (other than a proceeding initiated by such other Indemnified Person in its capacity as a Shareholder) with respect to such Indemnified Person.

3.6 Notwithstanding any of the foregoing to the contrary, the provisions of this Article X shall not be construed so as to provide for the exculpation and indemnification of the Trustee or any other Indemnified Persons for any liability (including liability under The Employee Retirement Income Security Act of 1974 (ERISA) and U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of Article X to the fullest extent permitted by law.

3.7 Neither the amendment nor repeal of this Article X, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Article X, shall apply to or affect in any respect the applicability of this Article X with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 4. Duties of Trustee, Officers and Affiliates. Subject to any express restrictions in the Certificate or this Declaration of Trust or adopted by the Trustee, the Trustee, the Investment Manager and their respective Affiliates, principals, officers and employees may enter into and engage in any transaction or activity of any kind, including, without limitation, forming, sponsoring, advising, managing or investing in other investment funds, companies, vehicles and firms, including those with investment strategies and objectives similar to or in competition with the Trust’s investment strategies and objectives, and shall not be required to refrain from any activity, to disgorge profits from any such activity or to devote all or any particular amount of time or effort to the Trust and its affairs. To the maximum extent permitted by the Act, as in effect from time to time, no Trustee or officer of the Trust shall have any duties, fiduciary or otherwise, to the Trust, any Shareholder or any creditor of the Trust, including any duty or obligation to present or offer any business opportunity to the Trust (other than any business opportunity which is presented to the Trustee or an officer of the Trust solely in such capacity) or to refrain from competing with the Trust, except that the Trustee shall have a duty to perform its obligations under the Act and this Declaration of Trust in good faith. The Trustee and each officer of the Trust shall, in the performance of his, her or its duties with respect to the Trust, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Trust whom the Trustee or officer reasonably believes to be reliable and competent in the matters presented or by a lawyer, certified public accountant or other person as to a matter which the Trustee or officer reasonably believes to be within the person’s professional or expert competence.

ARTICLE XI

AMENDMENT

Section 1. General. The Trust reserves the right from time to time to make any amendment to the Certificate or this Declaration of Trust now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Declaration of Trust, of any outstanding Shares. The Certificate or this Declaration of Trust may be amended only as provided in this Article XI. The merger or consolidation of the Trust with another Person, the dissolution of the Trust or any other transaction between the Trust and another Person in which the Trust does not survive as a separate entity shall not be considered an amendment to this Declaration of Trust for purposes of this Article XI.

Section 2. Amendments by Trustee. Except as expressly provided in the Certificate, Section 3 of this Article XI or the terms of any class or series of Shares, this Declaration of Trust may be amended by the Trustee, without any vote, consent or other action by the Shareholders. Except as may otherwise be expressly provided in the Certificate, the Certificate may be amended only by the Trustee, without any vote, consent or other action or approval by the Shareholders. The Trust shall give to each Shareholder notice of any amendment to this Declaration of Trust approved by the Trustee and without Shareholder vote, consent or action not later than ten days after the effective time of such amendment. Without limitation of the foregoing, prior to the occurrence of a Dissolution Event, the Trustee may, in its sole and absolute discretion and without any vote, consent or other action of the Shareholders (subject to Section 3 of this Article XI and Article XII), amend or restate this Declaration of Trust as the Trustee deems necessary or appropriate in connection with a Public REIT Conversion in order to (i) incorporate the terms and conditions required by the NASAA REIT Guidelines into this Declaration of Trust and (ii) allow the Trust to complete the Public REIT Conversion in accordance with all applicable federal and state laws, rules and regulations and prevailing market norms.

Section 3. Amendments by Shareholders. Amendments to this Declaration of Trust that materially and adversely affect the contract rights of outstanding Shares, but excluding amendments of the type specified in Section 1 of Article VI of this Declaration of Trust (which shall not require approval of any Shareholder), must be approved by the Trustee and Shareholders entitled to cast a majority of the votes entitled to be cast on the matter. If any provision in this Declaration of Trust or under applicable law requires the consent or approval of the Shareholders, a Shareholder shall be conclusively deemed to have given such consent or approval if: (a) the Trustee sends such Shareholder a notice setting forth the matter on which its consent or approval is requested; (b) such notice requests that such Shareholder grant its consent or approval; (c) such notice states that, if such Shareholder fails within twenty (20) days (or such later date as the Trustee may determine) of its receipt of such notice to give a notice of non-consent or non-approval to the Trustee, such Shareholder shall be deemed to have granted such consent or approval; and (d) such Shareholder fails to give the Trustee such notice within such twenty (20) day period (or such later date as the Trustee may determine).

ARTICLE XII

MERGER, CONVERSION, CONSOLIDATION OR SALE OF TRUST PROPERTY

Section 1. Merger, Consolidation or Sale of Trust Property. The Trust may (a) merge with or into another entity, (b) consolidate with one or more other entities into a new entity, or (c) transfer all or substantially all of its assets to another person. Subject to the terms of any series or class of Shares at the time outstanding, any such action must be approved by the Trustee and, unless such action could be taken by a Maryland corporation without the approval of its stockholders pursuant to Subtitle 1 of Title 3 of the MGCL, Shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Section 2. Conversion. The Trust may convert into another form of entity provided that such conversion is approved by the Trustee. No vote of Shareholders is required in connection with any conversion approved by the Trustee.

Article XIII

TERM AND DISSOLUTION

Section 1. Term. The term of the Trust commenced on the date the Certificate was filed and shall continue until the Trust is dissolved pursuant to Section 2 of this Article XIII or pursuant to any applicable provision of the Act. No Shareholder or other Person shall have any right to petition a court for judicial dissolution of the Trust.

Section 2. Dissolution. Subject to the terms of any class or series of Shares at the time outstanding, the Trust will be dissolved and terminated upon the earliest to occur of the following (each, a “Dissolution Event”):

(i) The written election of the Trustee at any time;

(ii) An Event of Withdrawal; and

(iii) The removal of the Trustee pursuant to Section 6 of Article V, subject to the election of the Shareholders to appoint a replacement Trustee pursuant to the terms of Section 6 of Article V.

ARTICLE XIV

MANAGEMENT FEE; PERMITTED AFFILIATE FEES

Section 1. Management Fee. In consideration of the investment management services provided by the Investment Manager pursuant to the Investment Management Agreement, the Trust shall pay the Investment Manager a management fee (the “Management Fee”) in accordance with the terms of the Investment Management Agreement.

Section 2. Permitted Affiliate Fees. The Trust may compensate certain of the Trustee’s Affiliates from time to time for services relating to the Trust’s investments or operations, which may include property management services, property accounting services and leasing services and fund administration services (collectively, “Permitted Affiliate Fees”). Any such Permitted Affiliate Fees will be paid (or reimbursed) by the Trust and will not reduce the Management Fees otherwise payable to the Investment Manager. The Investment Manager will seek to ensure that any such Permitted Affiliate Fees will be at or below market rates, and any Permitted Affiliate Fees paid with respect to property management services will be at rates usual and customary for comparable property management services rendered to similar properties in the geographic market of the property, as determined by the Investment Manager in its discretion.

ARTICLE XV

EXPENSES

Section 1. Trustee Expenses. The Trustee and its Affiliates shall bear all normal operating costs and expenses incurred in connection with the management of the Trustee, without any right to reimbursement from the Trust for such expenses. Such normal operating costs and expenses to be borne by the Trustee will include, without limitation, expenditures on account of salaries, wages, benefits and other expenses of employees of the Trustee, general overhead, utilities and rentals payable for space used by the Trustee, office supplies, expenses for clerical, bookkeeping services, office equipment expenses, and shall exclude salaries, wages and other personnel costs allocable to employees of the Trustee and the Investment Manager providing legal, tax, accounting and administrative services to the Trust.

Section 2. Organizational and Offering Expenses. The Fund will reimburse the Investment Manager and its Affiliates (including the Trustee) for all O&O Expenses incurred by any such parties in accordance with the terms of the Investment Management Agreement.

Section 3. Trust Operating Expenses. The Trust shall pay, directly or through reimbursement of the Trustee, the Investment Manager or their respective Affiliates, all costs and expenses relating to the activities, operations and investments of the Trust and the performance by the Trustee, the Investment Manager and their respective Affiliates of their respective obligations to the Trust (excluding any costs and expenses described in Section 1 of Article XV) including but not limited to: (i) the Management Fee and Permitted Affiliate Fees; (ii) all costs and expenses incurred in connection with the evaluation, negotiation, acquisition, operation, maintenance, improvement, leasing, project management, renovation, hedging, financing, refinancing, monitoring or disposition of Investments (whether or not consummated), including, without limitation, broken deal expenses (including for these purposes any expenses that would have been borne by any potential co-investors had such investment been consummated), private placement fees, sales commissions, appraisal fees, taxes, brokerage fees, project management fees, reasonable travel and out-of-pocket expenses, underwriting commissions and discounts, and costs and expenses relating to environmental, property management, engineering and appraisal services, insurance premiums, sales, leasing commissions, loan servicing fees, legal, accounting, investment banking, consulting, information services and professional fees and any other investment or disposition costs or expenses; (iii) all costs and expenses incurred in connection with the carrying of Investments, including, without limitation, custodial fees, trustee fees, maintenance and storage costs of books and records and other administrative fees and expenses; (iv) costs and liabilities (including damages) incurred in connection with any costs and expenses of any litigation, investigation or regulatory, self-regulatory, governmental or legal inquiries involving Trust activities (whether or not threatened or pending) and the amount of any judgment or settlement paid in connection therewith, indemnification expenses (including without limitation indemnification expenses relating to the Independent Client Representative or legal counsel, valuation agents or other service providers engaged by or on behalf of the Independent Client Representative), and insurance expenses (including premiums), and insurance expenses (including premiums); (v) all taxes, fees and other related charges payable by, or otherwise imposed on, the Trust, expenses incidental to the transfer, servicing, management and accounting for the Trust’s cash and securities, including all charges of depositories and custodians; (vi) any costs and expenses incurred in connection with the Trust’s reports and financial statements, tax returns, and any communications with or reporting to Shareholders, (vii) all principal, interest, expenses and fees incurred in connection with any indebtedness of the Trust or other credit arrangement; (viii) any fees and out-of-pocket expenses of professionals providing services to the Trust, whether to the Trust directly or on behalf of Investments, such as legal, compliance, accounting, audit, administration, consulting, valuation, audit and tax return preparation (including Permitted Affiliate Fees); (ix) any costs and expenses incurred in connection with any restructuring or amendments to the constituent or offering documents of the Trust and its Affiliates, including the Trustee; (x) any costs and expenses in connection with the solicitation of Shareholder votes or consents or meetings of Shareholders; (xi) any costs and expenses incurred in connection with the payment of dividends or other distributions to Shareholders; (xii) any costs and expenses incurred in connection with any valuation of the assets of the Trust; (xiii) salaries, wages and other personnel and employment costs allocable to employees of the Trustee and the Investment Manager providing legal, tax, accounting and administrative services to the Trust, provided that the amount reimbursed with respect thereto does not exceed the cost of such services if they had been performed by independent third parties (as determined by the Trustee in its sole and absolute discretion); (xiv) any costs and expenses incurred in connection with the dissolution, winding up, liquidation or termination of the Trust; (xv) fees (which may include on-going fees or ad-hoc fees for specific engagements) and expenses of the Independent Client Representative and meetings thereof (including any travel expenses and certain fees and expenses with respect to legal counsel valuation agents or other service providers engaged by or on behalf of the Independent Client Representative (if any)); and (xvi) any other extraordinary expenses and all other expenses incidental to the operation of the Trust.

ARTICLE XVI

REPORTING

Section 1. Financial Statements. The Trustee shall cause to be prepared and transmitted or made available to the Shareholders, within one hundred-twenty (120) days after the end of each fiscal year of the Trust or as soon as is reasonably practicable thereafter, audited financial statements of the Trust prepared in accordance with the terms of United States generally accepted accounting principles consistently applied.

Section 2. Financial Updates. The Trustee shall cause to be prepared and transmitted or made available to the Shareholders, within sixty (60) days after the end of the first three fiscal quarters of each fiscal year of the Trust or as soon as is reasonably practicable thereafter, quarterly financial updates.

Section 3. Tax Forms. The Trust shall provide, by the filing deadline each year for the applicable form, in the case of U.S. Shareholders, an annual Internal Revenue Service (“IRS”) Form 1099-DIV or IRS Form 1099-B, if required, and, in the case of non-U.S. Shareholders, an annual IRS Form 1042-S.

Section 4. Electronic Delivery. Unless otherwise restricted by law, all reports, financial statements, and other information to be provided or delivered by the Trust pursuant hereto may be delivered to Shareholders electronically, and each Shareholder hereby agrees to accept such electronic delivery.

ARTICLE XVII

MISCELLANEOUS

Section 1. Defined Terms. As used herein, the following terms shall have the meanings set forth below unless the context requires otherwise:

“Act” shall have the meaning given to such term in Article I.

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

“Affiliate” shall mean, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with the Person specified.

“Aggregate Share Ownership Limit” shall mean 9.9%, in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding Shares, or such other percentage determined by the Trustee in accordance with Section 1.8 of Article VII.

“Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Cause Event” shall mean the entry of a final, non-appealable judgment, verdict or order by any court or governmental body of competent jurisdiction that either the Trustee or Investment Manager has committed acts or omissions in connection with the performance of their respective duties under this Declaration of Trust or the Investment Management Agreement, as applicable, that constitute fraud, bad faith, willful misconduct or gross negligence.

“Certificate” shall have the meaning given to such term in Article I.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 2.6 of Article VII, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Charitable Trust” shall mean any trust provided for in Section 2.1 of Article VII.

“Charitable Trustee” shall mean the Person unaffiliated with the Trust and a Prohibited Owner that is appointed by the Trust to serve as trustee of the Charitable Trust.

“Class F Common Shares” shall have the meaning given to such term in Article VI, Section 1.

“Class F Conversion Rate” shall mean a fraction, the numerator of which is the Class F NAV Per Share and the denominator of which is the Class I NAV Per Share.

“Class F NAV Per Share” shall mean the NAV of the Trust allocable to the Class F Common Shares, determined as described in the most recent Memorandum related to the Private Offering (including any allocation or reduction for distribution fees described in the Memorandum) or, if the Trust is not then engaged in the Private Offering and the calculation methodology has been amended by the Trustee, then as described in the Trust’s most recent Annual Report on Form 10-K filed with the SEC or in the prospectus included in the most recent effective registration statement filed by the Trust with the SEC with respect to a public offering of Shares registered under the Securities Act or, if the Trust is not then required to file periodic reports with the SEC pursuant to the Exchange Act, then as set forth in the Trust’s books and records, divided by the number of outstanding Class F Common Shares.

“Class I Common Shares” shall have the meaning given to such term in Article VI, Section 1.

“Class I Conversion Rate” shall mean a fraction, the numerator of which is the Class I NAV Per Share and the denominator of which is the Class F NAV Per Share.

“Class I NAV Per Share” shall mean the NAV of the Trust allocable to the Class I Common Shares, determined as described in the most recent Memorandum related to the Private Offering or, if the Trust is not then engaged in the Private Offering and the calculation methodology has been amended by the Trustee, then as described in the Trust’s most recent Annual Report on Form 10-K filed with the SEC or in the prospectus included in the most recent effective registration statement filed by the Trust with the SEC with respect to a public offering of Shares registered under the Securities Act or, if the Trust is not then required to file periodic reports with the SEC pursuant to the Exchange Act, then as set forth in the Trust’s books and records, divided by the number of outstanding Class I Common Shares.

“Class S Common Shares” shall have the meaning given to such term in Article VI, Section 1.

“Class S Conversion Rate” shall mean a fraction, the numerator of which is the Class S NAV Per Share and the denominator of which is the Class I NAV Per Share.

“Class S NAV Per Share” shall mean the NAV of the Trust allocable to the Class S Common Shares, determined as described in the most recent Memorandum related to the Private Offering (including any allocation or reduction for distribution fees described in the Memorandum) or, if the Trust is not then engaged in the Private Offering and the calculation methodology has been amended by the Trustee, then as described in the Trust’s most recent Annual Report on Form 10-K filed with the SEC or in the prospectus included in the most recent effective registration statement filed by the Trust with the SEC with respect to a public offering of Shares registered under the Securities Act or, if the Trust is not then required to file periodic reports with the SEC pursuant to the Exchange Act, then as set forth in the Trust’s books and records, divided by the number of outstanding Class S Common Shares.

“Clients” shall mean the clients of a Financial Intermediary.

“Code” shall have the meaning given to such term in Article I.

“Common Share Ownership Limit” shall mean 9.9% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Trustee in accordance with Section 1.8 of Article VII.

“Common Shares” shall have the meaning given to such term in Article VI, Section 1.

“Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Dealer Manager” shall mean such Person selected by the Trustee to act as the dealer manager for the Private Offering or any other offering of the Shares.

“Declaration of Trust” shall have the meaning given to such term in Article I.

“Dissolution Event” shall have the meaning given to such term in Article XIII, Section 2.

“Event of Withdrawal” shall mean (i) the commencement by the Trustee of any case, proceeding or other action: (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts; or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; (ii) the Trustee making a general assignment for the benefit of its creditors; (iii) any case, proceeding or other action of a nature referred to in clause (i) against the Trustee resulting in the entry of an order for relief or any such adjudication or appointment, or remaining undismissed, undischarged or unbonded for a period of one hundred-twenty (120) days; (iv) any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of the Trustee’s assets resulting in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within one hundred-twenty (120) days from the entry thereof; (v) the Trustee’s consent to, approval of, or acquiescence in, any of the acts or relief described in clause (i), (ii), (iii) or (iv); (vi) the Trustee generally being unable to pay, or admitting in writing its inability to pay, its debts as they become due; (vii) the resignation of the Trustee as the trustee of the Trust, other than withdrawal and substitution of an Affiliate of the Trustee; or (viii) the occurrence of any other event of withdrawal of the Trustee under applicable law.

“Excepted Holder” shall mean a Shareholder for whom an Excepted Holder Limit is created by the Trust pursuant to Section 1.7 of Article VII, including FMR, LLC and its Affiliates.

“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Trust pursuant to Section 1.7 of Article VII and subject to adjustment pursuant to Section 1.8 of Article VII, the percentage limit established by the Trustee pursuant to its authority under Section 1.7 of Article VII and set forth either in this Declaration or a written agreement between the Trustee and the Excepted Holder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fidelity Persons” shall mean the Trustee, the Investment Manager and their respective Affiliates and their respective executives, employees and officers.

“Financial Intermediary” shall mean any registered investment adviser, broker-dealer or other intermediary that enters into an agreement to sell Common Shares on behalf of the Trust in the Private Offering.

“Independent Client Representative” shall have the meaning given to such term in Article XVII, Section 2.

“Initial Date” shall mean the date of this Declaration of Trust; provided, however, that following any Restriction Termination Date, the term “Initial Date” shall mean the date on which the Trust files, and the SDAT accepts for record, a Certificate of Notice setting forth the determination of the Trust that it is in the best interests of the Trust to attempt to qualify or requalify as a REIT.

“Indemnified Person” shall have the meaning given to such term in Article X, Section 3.

“Investment” shall mean any investments in real estate or real-estate related assets acquired by the Trust, in accordance with the Trust’s investment strategies, objectives and policies as set forth in the Memorandum or as otherwise established by the Trustee.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investment Manager” shall mean Fidelity Diversifying Solutions LLC, a Delaware limited liability company.

“Investment Management Agreement” shall mean the Investment Management Agreement by and among the Investment Manager, the Trust and the Operating Partnership, as it may be amended or restated.

“Listing” shall mean the listing of any of the Shares on a national securities exchange. Upon a Listing, such Shares shall be deemed “Listed.”

“Management Fee” shall have the meaning given to such term in Article XIV, Section 1.

“Memorandum” shall mean the confidential private placement memorandum of the Trust related to the Private Offering, as it may be supplemented, amended or restated.

“MGCL” shall mean the Maryland General Corporation Law.

“NASAA REIT Guidelines” shall mean the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association on May 7, 2007.

“NAV” shall have the meaning given to such term in Article VI, Section 14.2.

“Operating Partnership” shall mean 2022 Core Real Estate Operating Partnership LP, a Delaware limited partnership.

“O&O Expenses” shall mean any and all costs and expenses related to organizing and establishing the Trust, the Operating Partnership and any subsidiaries thereof and the offer and sale of Common Shares in the Private Offering.

“Permitted Affiliate Fees” shall have the meaning given to such term in Article XIV, Section 3.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other legal entity and, for purposes of Article VII herein (and all defined terms used in such Article), also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

“Plan Assets” shall have the meaning set forth in Section 3(42) of the Employee Income Retirement Security Act of 1974, as amended.

“Private Offering” shall mean the offer and sale of Common Shares pursuant to the Memorandum in a private offering exempt from registration under the Securities Act.

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Article VII herein, would Beneficially Own or Constructively Own Shares in violation of Section 1.1 of Article VII, and, if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

“Public REIT Conversion” shall mean an election by the Trustee to cause the Trust to take all actions deemed necessary and appropriate by the Trustee and its legal and other professional advisers in order to effect the transition of the Trust into an investment vehicle that intends to, among other things, offer one or more classes of Shares in a continuous public offering registered under the Securities Act and applicable state securities laws.

“Reinvestment Plan” shall mean any plan pursuant to which Shares are issued by the Trust upon the reinvestment of distributions paid with respect to Shares.

“REIT” shall have the meaning given to such term in Article III, Section 1.

“Restriction Termination Date” shall mean the first day after the Initial Date on which the Trustee determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Commissions” shall mean any and all up-front fees and commissions payable to underwriters, dealer managers or other broker-dealers in connection with the sale of Shares, including, without limitation, up-front fees or commissions payable to the Dealer Manager.

“Shareholder Servicing Fees” shall mean any shareholder servicing fee payable to the Dealer Manager and reallowable to soliciting dealers with respect to any Shares, as described in the Memorandum.

“Shareholders” shall have the meaning given to such term in Article V, Section 1.

“Shares” shall have the meaning given to such term in Article VI, Section 1.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive dividends on Shares, or any agreement to take any such actions or cause any such events, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (iii) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trustee” shall have the meaning given to such term in Article V, Section 1.

Section 2. Independent Client Representative. The Trust shall have the authority to appoint one or more representatives, or a committee thereof (the “Independent Client Representative”), unaffiliated with the Investment Manager or any of its Affiliates to act as the agent of the Trust to give or withhold any consent of the Trust to a transaction in which the Investment Manager causes the Trust to purchase assets or other instruments, or borrow, from, or sell assets or other instruments, or lend, to, the Investment Manager, an Affiliate of the Investment Manager or another advisory client of the Investment Manager or its Affiliates or in which the Investment Manager or its Affiliates acts as broker for the Trust and a counterparty to the transaction or, from time to time, with respect to other matters. If appointed, the Independent Client Representative may be paid an annual or ad hoc fee by the Trust, the Trust may reimburse expenses of the Independent Client Representative, the Independent Client Representative will receive an indemnity from the Trust, and the Trust may also pay fees and expenses, and provide an indemnity, with respect to legal counsel, valuation agents other service providers engaged by or on behalf of the Independent Client Representative. The Trust shall have the right to change the Independent Client Representative, if appointed. Any consent of the Trust which may be required under the Advisers Act may be effectively given by (i) the Independent Client Representative, (ii) Shareholders not affiliated with the Trustee or the Investment Manager or their Affiliates holding a majority of the Shares held by such unaffiliated Shareholders or (iii) in the event the Independent Client Representative is not appointed and there is no other conflicts or similar committee to provide consent on behalf of the Trust, the Trustee shall be authorized to provide its consent on behalf of the Trust with respect to “principal transactions” under the Advisers Act.

Section 3. Notice. Notice of any matter required to be given hereunder may be delivered personally or by telephone (only with respect to notice being given by the Trust to other persons), electronic transmission, United States mail or courier, if to the Trust, to the address of its principal office, attention to the Trustee, chief executive officer or president, and if to any other person, to any address, electronic address, telephone number (only with respect to notice being given by the Trust to other persons) or facsimile number provided by such person to the Trust in accordance with the provisions of this Section 2 of Article XVI. Telephone notice shall be deemed to be given when the recipient or his, her or its agent is personally given such notice in a telephone call to which the recipient or his, her or its agent is a party. Notice by electronic transmission shall be deemed to be given upon transmission of the message to the electronic mail address, facsimile number or other electronic address given to the Trust by the recipient and, if transmitted by facsimile, upon receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed.

Section 4. Waiver of Notice. Whenever any notice of any meeting is required to be given hereunder or pursuant to law, a waiver thereof, given by the person or persons entitled to such notice in writing or by electronic transmission, whether before or after the time stated therein, shall be equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in a waiver of notice of any meeting. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 5. Certificate of Trust. In the event of any conflict between the provisions of the Certificate and this Declaration of Trust, the provisions of the Certificate shall control.

Section 6. Inspection. Any Shareholder shall be entitled to examine the Trust’s books and records to the extent permitted by Section 12-305 of the Act, but only if, and to the extent, approved by the Trustee.

Section 7. Rights of Objecting Shareholders; Derivative Claims. Shareholders shall not be entitled to exercise any appraisal rights or rights analogous to those of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute. A Shareholder shall not be entitled to recover a judgment in favor of the Trust, assert any claim in the name of the Trust or bring any other action that is derivative in nature without the approval of the Trustee.

Section 8. Governing Law. The rights of all parties and the validity, construction and effect of every provision of this Declaration of Trust shall be subject to and construed according to the laws of the State of Maryland, without regard to conflicts of laws provisions thereof.

Section 9. Third Party Beneficiary. The Investment Manager is an express third-party beneficiary of the terms of Article X, Section 3 hereof and Article XIV and Article V hereof.

- Signature page follows -

IN WITNESS WHEREOF, this Amended and Restated Declaration of Trust has been executed as of the date and year first above written, by the undersigned Trustee.

Fidelity CRET Trustee LLC,

a Delaware limited liability company

By: _/s/Karen Korn________

Name: Karen Korn

Title: Vice President